Exhibit 99.1

May 31, 2006.

11:00 a.m.

Q1 2006 Conference Call

<<OPERATOR>>:

Greetings, ladies and gentlemen, and welcome to the ImageWare Systems First Quarter 2006 conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, press star-0 on your keypad. As a reminder, this conference is being recorded. It is my pleasure to introduce your host Wayne Wetherell, Chief Financial Officer of ImageWare. Thank you. You may begin.

<<Wayne Wetherell, CFO>>:

Thank you, and good morning. Before we begin on our discussion, I’d like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform act of 1995. While these are meant to convey the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. While management believes such representation to be true and accurate based on information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties. Important facts may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities & Exchange Commission.

Now I’d like to introduce Jim Miller, ImageWare’s Chairman and CEO.

<<Jim Miller, Chairman & CEO>>:

Thank you. As always, we appreciate your time this morning. For those of you who might be new to ImageWare, we develop, sell, maintain multi-modal biometric solutions which we use to provide products for the government and enterprise markets, with a special emphasis on secure credential and law enforcement industries.

Our first quarter of 2006 was a quarter of progress. Quarter to quarter our revenues increased by 26%, gross margins increased to 71%. And our loss was narrowed significantly. We expect those trends to continue throughout the remainder of 2006.

During the quarter, we received our second largest order for our biometric engine from the Raytheon Corporation for $900,000. We continued the licensing of our desktop security product to NEC, which generated nearly 200,000, and the biometric engine was selected by Frost & Sullivan as their 2006 product of the year, while stating their opinion for an outstanding strategic outlook for the company, and noting the unique technology, open architecture and worldwide support of standards for our vendor-neutral software-based biometric platform.

During the first quarter in response to a presidential directive requiring all federal agencies to issue a secure and reliable form of identification to all of their employees and all of their contractors by October of 2006, we commenced sales of the ImageWare Personal Identity Verification, or PIV, product. Our PIV solution makes use of the biometric engine as its foundation for verification and identity proofing. Our existing FE (ph) products are also incorporated in our PIV solution and our new epicard management and card printing system have been debuted as part of that product suite.

What does all that really mean? What it means is that today, ImageWare has a scalable system that will enable deployments from all sizes from federal to state, local, regional and international. And that we are one, if not the only product where one company has integrated all of the features from enrollment and registration to identity verification, card management and card printing in one product.

In short, we now have the capability to deliver to a customer the entire life cycle of a credential. You’ll be hearing a great deal more from us about these products in the coming weeks, and we are very confident that these products will be well received by the market.

When we spoke last, which was just a few weeks ago, we told you of our confidence regarding the market acceptance of our biometric engine, and why this truly multi-modal biometric identity management solution offering customers unprecedented flexibility of technologies, would attract notice and contract awards from the varied range of vertical markets.

As the Frost & Sullivan folks noted, the biometric engine is a revolutionary product that provides an open, flexible hardware agnostic software solution in place of the traditional proprietary closed-end hardware driven solution that’s been offered by the industry up until now.

As we’ve said before, but it is important to repeat again, hardware will come and it will go. And it does so every year, so key value is in the data. How it’s stored and how it’s accessed for use. That’s what the ImageWare solution does, and it does it quite well.

Today we can report to you that we are in the final stages of concluding agreements which represent approximately $3 million, plus, for our products, and we expect those orders will be received by ImageWare within the next 30 days.

The sources of those orders vary from government to system integrators and involve our secure credential, law enforcement, and biometric engine products.

As these orders are announced, you will see and hopefully you will share in our confidence that 2006 will indeed be a positive transition year for ImageWare.

>>  We’ll now take questions.

<<OPERATOR>>:

(Operator instructions)

Our first question is from Harvey Cohen. Please proceed.

<Q>:  Hi, Jim. Hi, Wayne.

<A>:  Good morning.

<Q>:  Congratulations, sounds like you have a lot going on. I wonder if you can give us a little bit more color on the NEC and that contract, and how long you expect that contract to last, and if there’s been any spillover to other companies in that same field?

<A>:  Yeah, well, the NEC contract which we signed back in October, and commenced shipments of product in the same time frame, I believe the 3rd of October was the first of the license shipments to NEC. It involves our desktop security product, where we use a fingerprint, basically to secure NEC’s personal computers, their laptops. Which are sold into the Japan and South Korea marketplace.

The contract duration actually runs for several more years, so we would expect to see the revenues continue during that time. It has been very well received in Japan. And has been the subject of a number of very favorable reviews in the personal computing magazines.

Some of those — all of those are in the Japanese language, so it’s — but we’re obtaining some translation so we can share those with the translated form with folks on our website.

The contract has caused us to be introduced to other companies in Japan. Actually, our partners at NEC have been gracious enough to introduce us as a result of the good work that we’ve done on their product. And so we have had discussions with other companies, you know, Fujitsu and Hitachi would be two. And those are discussions that are in progress now, so I really can’t say any more about them than that.

But yeah, we’re very optimistic and indeed into the confident area, Harvey, that this will have an extremely positive effect on other companies that are looking to do similar kinds of business. That is, biometric security on products that are going into the consumer sector.

<Q>:  Okay, thanks.

<<OPERATOR>>:

(operator instructions).

The next question is from Stephen B. with (indiscernible). Please proceed with your question.

<Q>:  Jim, how are you?

<A>:  Good. Steve, how you doing?

<Q>:  I’m doing pretty good. You mentioned something relative to — I had a call while you were speaking, but I heard you mentioned a relative orders for 3 million. That are upcoming. Did I hear that correct?

<A>:  Yes. We said that we expect — we’re in the process of concluding agreements that will result in approximately $3 million of orders within, we believe, the next 30 days, yes.

<Q>:  Okay. And they will be booked in second quarter, third quarter, fourth quarter?

<A>:  Well, a little bit of both. You know, the nature of these things, the deliverables usually — some will be in the second quarter and some will be in the third quarter. None will be beyond that time frame.

<Q>:  Okay. Do you have an estimate of what the company will do for the calendar year and what number do you need to break even?

<A>:  I don’t have an estimate now, Steve. That has been historically tricky for us. It also assumes that we have some control over the timing of some of these awards. You know, principally, a full 85 to 90% of our deals are government-based. And if someone out there can help me predict the timing and certainty of a government contract award, I would be most grateful, because I’ve never been able to do that. And I think that is a situation that everybody in our industry, probably everybody in government contracting share, so it’s not unique to ImageWare.

In terms of a break even analysis, yes, you know, we have done that. It will differ depending on the margins, the gross margins that the company enjoys from period to period. But I think for purposes kind of at the present rate, you’re looking at a cash flow breakeven at about 4 and a half million.

<Q>:  Okay. So it’s a low number, basically, then?

<A>:  Yes, it is a relatively low number, yes, it is.

<Q>:  Are you finished?

<A>:  Yeah, I’m done.

<Q>:  In my opinion, the market for the shares has been under pressure, unfortunately for all the stockholders, and I believe the thought of having additional financings has weighted on the stock price. Is there any anticipation of doing any further financings relative to issuing additional shares at present?

<A>:  Sitting here today, no. Obviously, it’s something that we would and you would expect us to be monitoring on a pretty regular basis, but no, not as of — not as of today, no.

<Q>:  Okay, last question. Actually, I have two more questions. I had sent you some stuff relative to a voice-verified company. The relative to your biometrics, do you have anything relative to voice?  Actually, I spoke to Wayne, and we didn’t finish our conversation.

<A>:  Yeah, we have used voice as part of the biometric engine. Always interested in supporting new algorithms, particularly as they get newer and better. So sure, that’s —

<Q>:  I’ll try sometime this next month, because I’ve been traveling, to put new touch with the Chairman of a company called voice verified which has an interesting technology, hopefully you two could get together. He knows, I believe you, and he knows about ImageWare.

Last question. The stock price, just in this past year, in 12 months, has swung from 3.60 to approximately $1.40. The market value today for our company is approximately 23 million based on E-Trade’s platform of 13.5 million shares. Is the 13.5 million shares accurate?  Or is that a little low?

<A>:  No, 13.7 is the accurate number.

<Q>:  Okay. If you had to comment, I mean there’s nobody knows the company better than you, where would you feel that fair value is for shares?  I know you went through a reincorporation, probably because you thought the shares were pretty cheap when you did that, to protect whomever. Could you comment on that?

<A>:  I think they’re undervalued and I think significantly so. And we’ve said that before, so we certainly would reiterate that. The reason we say that is because of the breadth and depth, and frankly width of the product offerings here. For a small company, they are phenomenal.

<Q>:  Yeah, once again, I feel that stock market, you know, as a whole — I don’t know how we identify the stock market — but the participants in the stock market have put an unfair low value on the shares. And I know we’ve had chats in the past relative to that.

Is the company progressing in any program relative to trying to enhance the value of the shares relative to either promotion, PR, IR, or whatever?

<A>:  Yeah, actually we are. We had — we are starting up back out on the road again with the conference hosted by the Janney Montgomery folks.

<Q>:  Yeah, I noticed that.

<A>:  And also continuing at Rodman and Renshaw, and around those events we’ll kick off an IR campaign as well to try to acquaint more and more people with the company. I think one of the things that, in fairness, we suffer from is a lot of people just aren’t aware of the company. And they need to be. I think when they get aware, they would see that the shares are a bargain.

<Q>:  Yeah, well, I mean the company that you hired, I forgot their name, I mean they put their estimated value around 3 bucks. So could you comment on that?  I think that’s low for what you have, but what do I know?

<A>:  Yeah, I do, too.

<Q>:  Okay. And you paid those guys. So just a word to the wise. Have a great day, Jim. Thanks for your time.

<A>:  Thank you, Steve.

<<OPERATOR>>:

The next question is from Zachary P. with Little Bear Investments. Please proceed with your question.

<Q>:  Thanks. You mentioned one of the callers, I forget who it was, Harvey, the last person, that currently the government revenues for the quarter were between 80 and 90%. Can you comment on any initiatives under way to try to get that mix higher in favor of non-government customers so we can try to wean ourselves from some of these delays that seem to hurt us on the bottom line when contracts are delayed?

<A>:  Happy to do that. Obviously, NEC and the answer to that question is a large part of that. I mean, those are all consumer sales going into laptop computers. We have been working with NEC to explore areas to broaden that, geographically and productwise. As I did mention, we have as a result of introductions that have been facilitated by NEC, been in discussions with Fujitsu and Hitachi on similar type programs that would go into non-government type applications.

Here in the U.S. we’ve looked at a number of vertical markets, and probably the one that we’re concentrating on the most would be the financial sector, which appears to have some promise of incorporating biometrics in it.

We also identified health care, but health care expenditures are a little bit dicey as well. Really, I think mimicking a little more government like than sector.

So you know, overseas we’re going to continue. The desktop security product. We also are taking a look at U.S.-based computer manufacturers. People that use the TPN chip, that product that was developed for NEC, would play very nicely, you know, for a Dell here in the states. So we have that in the business development group as well.

<Q>:  When I look at the product segmentation revenues in the Q that was filed a short while ago, the digital photography line seems to be sitting less than 100,000, or even was it $50,000 for the revenue, and the allocated loss I think was close to $100,000. Are there any initiatives under way to try to expand that kind of market?  Obviously digital photography is a huge space.

<A>:  Well, I mean the when we say digital photography, I mean, our piece of the digital photography market is the high-end photographer and the high-end photographer is not as rabid an embracer as the consumer market has been for digital. A lot of high-end photographers are really artists, and as artists they still cherish their silver halide photography for the kind of photo shoots they engage in. And that has been — that’s been a hard thing to wean people away from who for — in some cases 30 and 40 years have made their living and their mark by using traditional silver halide photography.

We are focusing now on the initiative that is — relates two pieces of our business, which is the professional photography and the ID. And that is where the school identification cards meet the school photographs. It is true in this country that somewhere between 60 and 70% of all the school IDs are actually taken by the same people who take the class pictures. As those IDs move up in security, as a desire on the part of the issuer of those IDs to incorporate a biometric or at least something that’s more secure than the traditional school ID, we believe there’s an opportunity there to really marry the credential piece in some of the FE products with the professional digital line. And that’s actually something that we have under way right now.

<Q>:  Okay. Thank you very much.

<A>:  You’re welcome.

<<OPERATOR>>:

There are no further questions in queue. Do you have any closing comments?

>>  No, we appreciate your time today. Thank you again. Stay tuned, watch carefully and we’ll look forward to reporting back to you as we make the progress we spoke of. Thanks again, have a good morning.

<<OPERATOR>>:

This concludes today’s conference. Thank you for your participation. You may disconnect your lines at this time.